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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                                 (Rule 13d-102)

                 Information to be Included in Statements Filed
          Pursuant to Rule 13d-1(b)(c), and (d) and Amendments thereto
                         Filed Pursuant to Rule 13d-2(b)

                            Bill Barrett Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    06846N104
           -----------------------------------------------------------
                                 (CUSIP Number)

                                 August 23, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G/A

Issuer: Bill Barrett Corporation                            CUSIP No.: 06846N104
--------------------------------------------------------------------------------

1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      J.P. Morgan Partners (BHCA), L.P.
      13-3371826
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                          (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
3.    SEC Use Only
----- --------------------------------------------------------------------------
4.    Citizenship or Place of Organization      Delaware
--------------------------------------------------------------------------------
Number of       5.    Sole Voting Power         1,694,984 shares of Common Stock
Shares          ----------------------------------------------------------------
Beneficially    6.    Shared Voting Power
Owned by        ----------------------------------------------------------------
Each            7.    Sole Dispositive Power    1,694,984 shares of Common Stock
Reporting       ----------------------------------------------------------------
Person With:    8.    Shared Dispositive Power
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person
                                                1,694,984 shares of Common Stock
--------------------------------------------------------------------------------
10.   Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)                                                     |_|
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)                     3.9%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)                             PN
--------------------------------------------------------------------------------

                                 SCHEDULE 13G/A

Issuer: Bill Barrett Corporation                            CUSIP No.: 06846N104
--------------------------------------------------------------------------------

1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      J.P. Morgan Partners Global Investors, L.P.
      13-4197054
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                          (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization      Delaware
--------------------------------------------------------------------------------
Number of       5.    Sole Voting Power         286,737 Shares of Common Stock
Shares          ----------------------------------------------------------------
Beneficially    6.    Shared Voting Power
Owned by        ----------------------------------------------------------------
Each            7.    Sole Dispositive Power    286,737 Shares of Common Stock
Reporting       ----------------------------------------------------------------
Person With:    8.    Shared Dispositive Power
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person
                                                  286,737 Shares of Common Stock
--------------------------------------------------------------------------------
10.   Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)                                                     |_|
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)                     0.7%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)                             PN
--------------------------------------------------------------------------------

                                 SCHEDULE 13G/A

Issuer: Bill Barrett Corporation                            CUSIP No.: 06846N104
--------------------------------------------------------------------------------

1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      J.P. Morgan Partners Global Investors (Cayman), L.P.
      13-4197057
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                          (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization      Cayman Islands
--------------------------------------------------------------------------------
Number of       5.    Sole Voting Power         124,753 Shares of Common Stock
Shares          ----------------------------------------------------------------
Beneficially    6.    Shared Voting Power
Owned by        ----------------------------------------------------------------
Each            7.    Sole Dispositive Power    124,753 Shares of Common Stock
Reporting       ----------------------------------------------------------------
Person With:    8.    Shared Dispositive Power
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person
                                                  124,753 Shares of Common Stock
--------------------------------------------------------------------------------
10.   Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)                                                     |_|
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)                     0.3%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)                             PN
--------------------------------------------------------------------------------

                                 SCHEDULE 13G/A

Issuer: Bill Barrett Corporation                            CUSIP No.: 06846N104
--------------------------------------------------------------------------------

1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      J.P. Morgan Partners Global Investors (Cayman) II, L.P.
      26-0005546
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                          (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization      Cayman Islands
--------------------------------------------------------------------------------
Number of       5.    Sole Voting Power         16,190 Shares of Common Stock
Shares          ----------------------------------------------------------------
Beneficially    6.    Shared Voting Power
Owned by        ----------------------------------------------------------------
Each            7.    Sole Dispositive Power    16,190 Shares of Common Stock
Reporting       ----------------------------------------------------------------
Person With:    8.    Shared Dispositive Power
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person
                                                   16,190 Shares of Common Stock
--------------------------------------------------------------------------------
10.   Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)                                                     |_|
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)                    0.04%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)                             PN
--------------------------------------------------------------------------------

                                 SCHEDULE 13G/A

Issuer: Bill Barrett Corporation                            CUSIP No.: 06846N104
--------------------------------------------------------------------------------

1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      J.P. Morgan Partners Global Investors (Selldown), L.P.
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                          (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization      Delaware
--------------------------------------------------------------------------------
Number of       5.    Sole Voting Power         50,712 Shares of Common Stock
Shares          ----------------------------------------------------------------
Beneficially    6.    Shared Voting Power
Owned by        ----------------------------------------------------------------
Each            7.    Sole Dispositive Power    50,712 Shares of Common Stock
Reporting       ----------------------------------------------------------------
Person With:    8.    Shared Dispositive Power
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person
                                                   50,712 Shares of Common Stock
--------------------------------------------------------------------------------
10.   Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)                                                     |_|
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)                    0.12%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)                             PN
--------------------------------------------------------------------------------

                                 SCHEDULE 13G/A

Issuer: Bill Barrett Corporation                            CUSIP No.: 06846N104
--------------------------------------------------------------------------------

1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      JPMP Global Fund/Bill Barrett, L.P.
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                          (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization      Delaware
--------------------------------------------------------------------------------
Number of       5.    Sole Voting Power         20,821 Shares of Common Stock
Shares          ----------------------------------------------------------------
Beneficially    6.    Shared Voting Power
Owned by        ----------------------------------------------------------------
Each            7.    Sole Dispositive Power    20,821 Shares of Common Stock
Reporting       ----------------------------------------------------------------
Person With:    8.    Shared Dispositive Power
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person
                                                   20,821 Shares of Common Stock
--------------------------------------------------------------------------------
10.   Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)                                                     |_|
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)                    0.05%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)                             PN
--------------------------------------------------------------------------------

                                 SCHEDULE 13G/A

Issuer: Bill Barrett Corporation                            CUSIP No.: 06846N104
--------------------------------------------------------------------------------

1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      JPMP Global Fund/Bill Barrett A, L.P.
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                          (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization      Delaware
--------------------------------------------------------------------------------
Number of       5.    Sole Voting Power         39,921 Shares of Common Stock
Shares          ----------------------------------------------------------------
Beneficially    6.    Shared Voting Power
Owned by        ----------------------------------------------------------------
Each            7.    Sole Dispositive Power    39,921 Shares of Common Stock
Reporting       ----------------------------------------------------------------
Person With:    8.    Shared Dispositive Power
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person
                                                   39,921 Shares of Common Stock
--------------------------------------------------------------------------------
10.   Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)                                                     |_|
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)                    0.09%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)                             PN
--------------------------------------------------------------------------------

                                 SCHEDULE 13G/A

Issuer: Bill Barrett Corporation                            CUSIP No.: 06846N104
--------------------------------------------------------------------------------

1.    Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).

      JPMP Global Fund/Bill Barrett/Selldown, L.P.
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                          (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
3.    SEC Use Only
--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization      Delaware
--------------------------------------------------------------------------------
Number of       5.    Sole Voting Power         56,615 Shares of Common Stock
Shares          ----------------------------------------------------------------
Beneficially    6.    Shared Voting Power
Owned by        ----------------------------------------------------------------
Each            7.    Sole Dispositive Power    56,615 Shares of Common Stock
Reporting       ----------------------------------------------------------------
Person With:    8.    Shared Dispositive Power
--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person
                                                   56,615 Shares of Common Stock
--------------------------------------------------------------------------------
10.   Check box if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions)                                                     |_|
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)                    0.13%
--------------------------------------------------------------------------------
12.   Type of Reporting Person (See Instructions)                             PN
--------------------------------------------------------------------------------

                                 SCHEDULE 13G/A

Issuer: Bill Barrett Corporation                            CUSIP No.: 06846N104

1.

            (a)   Name of Issuer:

                  Bill Barrett Corporation

            (b)   Address of Issuer's Principal Executive Offices:

                  1099 18th Street
                  Suite 2300
                  Denver, CO 80202
2.

            (a)   Name of Person Filing:

                  J.P. Morgan Partners (BHCA), L.P. ("JPMP (BHCA)")
                  J.P. Morgan Partners Global Investors, L.P. ("JPMP Global") J.P. Morgan Partners Global Investors (Cayman), L.P. ("JPMP Cayman")
                  J.P. Morgan Partners Global Investors (Cayman) II, L.P. ("JPMP Cayman II")
                  J.P. Morgan Partners Global Investors (Selldown), L.P. ("JPMP Selldown")
                  JPMP Global Fund/Bill Barrett, L.P. ("JPMP Barrett")
                  JPMP Global Fund/Bill Barrett, L.P. ("JPMP Barrett A")
                  JPMP Global Fund/Bill Barrett/Selldown, L.P. ("JPMP Barrett Selldown")

            Supplemental information relating to the ownership and control of the person filing this statement is included in Exhibit 2(a) attached hereto.

            (b)   Address of Principal Business Office or, if none, Residence:

                  c/o J.P. Morgan Partners, LLC
                  1221 Avenue of the Americas
                  New York, New York  10020

            See also supplemental information relating to principal business office is included in Exhibit 2(a) attached hereto.

            (c)   Citizenship:

                  Delaware

            (d)   Title of Class of Securities (of Issuer):

                  Common Stock

            (e)   CUSIP Number:

                  06846N104

3. If this statement is filed pursuant to ss.ss. 240. 13d-1(b) or 240. 13d-2(b) or (c), check whether the person filing is a:

            Not applicable.

4.    Ownership

                                 SCHEDULE 13G/A

Issuer: Bill Barrett Corporation                            CUSIP No.: 06846N104

            (a)   Amount Beneficially Owned:

                  JPMP (BHCA):                1,694,984
                  JPMP Global:                  286,737
                  JPMP Cayman:                  124,753
                  JPMP Cayman II:                16,190
                  JPMP Selldown:                 50,712
                  JPMP Barrett:                  20,821
                  JPMP Barrett A:                39,921
                  JPMP Barrett Selldown:         56,615

            (b)   Percent of Class:

                  JPMP (BHCA):              3.9%
                  JPMP Global:              0.7%
                  JPMP Cayman:              0.3%
                  JPMP Cayman II:           0.04%
                  JPMP Selldown:            0.12%
                  JPMP Barrett:             0.05%
                  JPMP Barrett A:           0.09%
                  JPMP Barrett Selldown:    0.13%

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or direct the vote:

                        JPMP (BHCA):                1,694,984
                        JPMP Global:                  286,737
                        JPMP Cayman:                  124,753
                        JPMP Cayman II:                16,190
                        JPMP Selldown:                 50,712
                        JPMP Barrett:                  20,821
                        JPMP Barrett A:                39,921
                        JPMP Barrett Selldown:         56,615

                  (ii)  Shared power to vote or direct the vote:

                        Not applicable

                  (iii) Sole power to dispose or to direct the disposition of:

                        JPMP (BHCA):                1,694,984
                        JPMP Global:                  286,737
                        JPMP Cayman:                  124,753
                        JPMP Cayman II:                16,190
                        JPMP Selldown:                 50,712
                        JPMP Barrett:                  20,821
                        JPMP Barrett A:                39,921
                        JPMP Barrett Selldown:         56,615


                  (iv)  Shared power to dispose or direct the disposition of:

                        Not applicable

                                 SCHEDULE 13G/A

Issuer: Bill Barrett Corporation                            CUSIP No.: 06846N104

5.    Ownership of Five Percent or Less of a Class

            Not applicable

6.    Ownership of More than Five Percent on Behalf of Another Person

            Not applicable.

7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

            Not applicable.

8.    Identification and Classification of Members of the Group

            Not applicable.

9.    Notice of Dissolution of Group

            Not applicable.

10.   Certification

            Not applicable.

                                 SCHEDULE 13G/A

Issuer: Bill Barrett Corporation                            CUSIP No.: 06846N104

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 30, 2005

                                    J.P. MORGAN PARTNERS (BHCA), L.P.

                                    By: JPMP Master Fund Manager, L.P.,
                                        its General Partner

                                    By: JPMP Capital Corp.,
                                        its General Partner


                                    By: /s/ JEFFREY C. WALKER
                                        ----------------------------------------
                                        Name:  Jeffrey C. Walker
                                        Title: President

                                    J.P. MORGAN PARTNERS GLOBAL INVESTORS, L.P.

                                    By: JPMP Global Investors, L.P.,
                                        its General Partner

                                    By: JPMP Capital Corp.,
                                        its General Partner


                                    By: /s/ JEFFREY C. WALKER
                                        ----------------------------------------
                                        Name:  Jeffrey C. Walker
                                        Title: President

                                    J.P. MORGAN PARTNERS GLOBAL
                                    INVESTORS (CAYMAN), L.P.


                                    By: JPMP Global Investors, L.P.,
                                        its General Partner

                                    By: JPMP Capital Corp.,
                                        its General Partner


                                    By: /s/ JEFFREY C. WALKER
                                        ----------------------------------------
                                        Name:  Jeffrey C. Walker
                                        Title: President

                                 SCHEDULE 13G/A

Issuer: Bill Barrett Corporation                            CUSIP No.: 06846N104

                                    J.P. MORGAN PARTNERS GLOBAL
                                    INVESTORS (CAYMAN) II, L.P.

                                    By: JPMP Global Investors, L.P.,
                                        its General Partner

                                    By: JPMP Capital Corp.,
                                        its General Partner


                                    By: /s/ JEFFREY C. WALKER
                                        ----------------------------------------
                                        Name:  Jeffrey C. Walker
                                        Title: President

                                    J.P. MORGAN PARTNERS GLOBAL
                                    INVESTORS (Selldown), L.P.

                                    By: JPMP Global Investors, L.P.,
                                        its General Partner

                                    By: JPMP Capital Corp.,
                                        its General Partner


                                    By: /s/ JEFFREY C. WALKER
                                        ----------------------------------------
                                        Name:  Jeffrey C. Walker
                                        Title: President

                                    JPMP GLOBAL FUND/BILL BARRETT, L.P.

                                    By: JPMP Global Investors, L.P.,
                                        its General Partner

                                    By: JPMP Capital Corp.,
                                        its General Partner


                                    By: /s/ JEFFREY C. WALKER
                                        ----------------------------------------
                                        Name:  Jeffrey C. Walker
                                        Title: President


                                    JPMP GLOBAL FUND/BILL BARRETT A, L.P.

                                    By: JPMP Global Investors, L.P.,
                                        its General Partner

                                    By: JPMP Capital Corp.,
                                        its General Partner


                                    By: /s/ JEFFREY C. WALKER
                                        ----------------------------------------
                                        Name:  Jeffrey C. Walker
                                        Title: President

                                 SCHEDULE 13G/A

Issuer: Bill Barrett Corporation                            CUSIP No.: 06846N104

                                    JPMP GLOBAL FUND/BILL BARRETT/SELLDOWN, L.P.

                                    By: JPMP Global Investors, L.P.,
                                        its General Partner

                                    By: JPMP Capital Corp.,
                                        its General Partner


                                    By: /s/ JEFFREY C. WALKER
                                        ----------------------------------------
                                        Name:  Jeffrey C. Walker
                                        Title: President

                                 SCHEDULE 13G/A

Issuer: Bill Barrett Corporation                            CUSIP No.: 06846N104

                                  EXHIBIT 2(a)

                  This Amendment No. 1, filed by J.P. Morgan Partners (BHCA), L.P., a Delaware limited partnership (hereinafter referred to as "JPMP (BHCA)"), whose principal business office is located 1221 Avenue of the Americas, New York, New York 10020, amends and supplements the Schedule 13G filed by JPMP
(BHCA) and the other filers named below with the Securities and Exchange Commission on December 23, 2004. JPMP (BHCA) is engaged in the venture capital, private equity and leveraged buyout business. The general partner of JPMP (BHCA) is JPMP Master Fund Manager, L.P., a Delaware limited partnership (hereinafter referred to as "JPMP Master Fund"), whose principal business office is located at the same address as JPMP (BHCA), and is also engaged directly and indirectly (through affiliates) in the venture capital, private equity and leveraged buyout business.

                  This  statement  is also being filed by J.P.  Morgan  Partners
Global Investors, L.P., a Delaware limited partnership ("JPMP Global"), whose principal place of business is located at the same address as JPMP (BHCA); J.P. Morgan Partners Global Investors (Cayman), L.P., a limited partnership organized under the laws of the Cayman Islands ("JPMP Cayman"), whose principal place of business is located at the same address as JPMP (BHCA); J.P. Morgan Partners Global Investors (Cayman) II, L.P., a limited partnership organized under the laws of the Cayman Islands ("JPMP Cayman II"), whose principal place of business is located at the same address as JPMP (BHCA); J.P. Morgan Partners Global
Investors (Selldown) III, L.P., a Delaware limited partnership ("JPMP Selldown"), whose principal place of business is located at the same address as JPMP (BHCA); JPMP Global Fund/Bill Barrett, L.P. a Delaware limited partnership ("JPMP Barrett"), whose principal place of business is located at the same address as JPMP (BHCA); JPMP Global Fund/Bill Barrett A, L.P. a Delaware limited partnership ("JPMP Barrett A"), whose principal place of business is located at the same address as JPMP (BHCA) and JPMP Global Fund/Bill Barrett/Selldown, L.P. a Delaware limited partnership ("JPMP Barrett Selldown" and collectively with JPMP Global, JPMP Cayman, JPMP Cayman II , JPMP Selldown, JPMP Barrett and JPMP Barrett A, the "Global Fund Entities"), whose principal place of business is located at the same address as JPMP (BHCA). Each of the Global Fund Entities is also engaged in the venture capital, private equity and leveraged buyout business. The general partner of each of the Global Fund Entities is J.P. Morgan Partners Global Investors, L.P., a Delaware limited partnership ("JPMP Investors"), whose principal place of business is located at the same address as JPMP (BHCA). JPMP Investors is engaged indirectly in the venture capital, private equity and leveraged buyout business as general partner of each of the Global Fund Entities.

                  The general partner of each of JPMP Master Fund and JPMP Investors, L.P. is JPMP Capital Corp., a New York corporation (hereinafter referred to as "JPMP Capital Corp."), whose principal business office is located at the same address as JPMP (BHCA), and is also engaged directly and indirectly (through affiliates) in the venture capital, private equity and leveraged buyout business. Set forth in Schedule A hereto and incorporated herein by reference are the names, business addresses, principal occupations and employments of each executive officer and director of JPMP Capital Corp.

                  JPMP Capital Corp. is a wholly owned subsidiary of J.P. Morgan Chase & Co., a Delaware corporation (hereinafter referred to as "JP Morgan Chase") which is engaged (primarily through subsidiaries) in the commercial banking business with its principal office located at 270 Park Avenue, New York, New York 10017. Set forth in Schedule B hereto and incorporated herein by reference are the names, business addresses, principal occupations and employments of each executive officer and director of JP Morgan Chase.

                                 SCHEDULE 13G/A

Issuer: Bill Barrett Corporation                            CUSIP No.: 06846N104

                                   SCHEDULE A

                               JPMP CAPITAL CORP.

                             Executive Officers(1)

Chief Executive Officer                                  William E. Harrison*
President                                                Jeffrey C. Walker*
Chief Investment Officer                                 Arnold L. Chavkin*
Chief Financial Officer and Senior Vice President        James Hutter*
Managing Director                                        Srinivas Akkaraju*
Managing Director                                        Christopher Albinson*
Managing Director                                        Dr. Dana Beth Ardi*
Managing Director                                        Richard Aube*
Managing Director                                        Christopher C. Behrens*
Managing Director                                        John Breckenridge*
Managing Director                                        Julie Casella-Esposito*
Managing Director                                        Rodney A. Ferguson*
Managing Director                                        Michael R. Hannon*
Managing Director                                        Mathew Lori*
Managing Director                                        Jonathan R. Lynch*
Managing Director and Assistant Secretary                Richard Madsen
Managing Director                                        Bryan Martin*
Managing Director                                        Sunil Mishra*
Managing Director                                        Stephen P. Murray*
Managing Director                                        Elizabeth Patrick
Managing Director                                        Timothy Purcell*
Managing Director                                        John Reardon*
Managing Director                                        Faith Rosenfeld*
Managing Director                                        Shahan D. Soghikian*
Managing Director                                        William Stuck*
Managing Director                                        Timothy J. Walsh*
Managing Director                                        Richard D. Waters, Jr.*
Managing Director                                        Damion E. Wicker, M.D.*

----------
(1)   Each of whom is a United States citizen except for Messr. Soghikian.

* Principal occupation is employee and/or officer of J.P. Morgan Partners, LLC. Business address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.

                                 SCHEDULE 13G/A

Issuer: Bill Barrett Corporation                            CUSIP No.: 06846N104

                                                                      SCHEDULE B

                                  Directors(1)
                              William B. Harrison**
                               Jeffrey C. Walker*

----------
(1)   Each of whom is a United States citizen.

* Principal occupation is employee and/or officer of J.P. Morgan Partners, LLC. Business address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.

** Principal occupation is employee or officer of J.P. Morgan Chase & Co. Business address is c/o J.P. Morgan Chase & Co., 270 Park Avenue, New York, New York 10017.

                                 SCHEDULE 13G/A

Issuer: Bill Barrett Corporation                            CUSIP No.: 06846N104

                                   SCHEDULE B

                             J.P. MORGAN CHASE & CO.


                              Executive Officers(1)

Chairman of the Board and Chief Executive Officer       William B. Harrison Jr.*
President and Chief Operating Officer                   James Dimon*
Chief Information Officer                               Austin A. Adams*
Co-Chief Executive Officer, Investment Bank             Steven D. Black*
Chairman, Card Services                                 William I. Campbell*
Chief Financial Officer                                 Michael J. Cavanagh*
Chairman, West Coast Region                             David A. Coulter*
Director Human Resources and Head of Security           John J. Farrell*
Co-General Counsel                                      Joan Guggenheimer*
Director of Corporate Marketing and Communications      Frederick W. Hill*
Head, Commercial Banking                                Samuel Todd Maclin*
Head, Strategy and Business Development                 Jay Mandelbaum*
Co-General Counsel                                      William H. McDavid*
Chief Executive Officer, Treasury &                     Heidi Miller*
  Securities Services
Head, Retail Financial Services                         Charles W. Scharf*
Co-Chief Executive Officer, Card Services               Richard J. Srednicki*
Global Head, Asset & Wealth Management                  James E. Staley*
Chief Risk Officer                                      Don M. Wilson III*
Co-Chief Executive Officer, Investment Bank             William T. Winters*

----------
(1)   Each of whom is a United States citizen.

* Principal occupation is employee or officer of JPMorgan Chase & Co. Business address is c/o JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017.

                                 SCHEDULE 13G/A

Issuer: Bill Barrett Corporation                            CUSIP No.: 06846N104

                                  Directors(1)

 Name                          Principal Occupation or Employment;
                               Business or Residence Address
--------------------------------------------------------------------------------
 Hans W. Becherer              Retired Chairman of the Board and
                               Chief Executive Officer
                               Deere & Company
                               c/o J.P. Morgan Chase & Co.
                               270 Park Avenue
                               New York, New York 10017
--------------------------------------------------------------------------------
 John H. Biggs                 Former Chairman and CEO
                               TIAA - CREF
                               c/o J.P. Morgan Chase & Co.
                               270 Park Avenue
                               New York, New York 10017
--------------------------------------------------------------------------------
 Lawrence A. Bossidy           Retired Chairman of the Board
                               Honeywell International
                               c/o J.P. Morgan Chase & Co.
                               270 Park Avenue
                               New York, New York 10017
--------------------------------------------------------------------------------
 Stephen B. Burke              President
                               Comcast Cable Communications, Inc.
                               c/o J.P. Morgan Chase & Co.
                               270 Park Avenue
                               New York, New York 10017
--------------------------------------------------------------------------------
James S. Crown                 President
                               Henry Crown and Company
                               c/o J.P. Morgan Chase & Co.
                               270 Park Avenue
                               New York, New York 10017
--------------------------------------------------------------------------------
James Dimon                    President and Chief Operating Officer
                               J.P. Morgan Chase & Co.
                               270 Park Avenue, 8th Floor
                               New York, New York 10017-2070
--------------------------------------------------------------------------------
Ellen V. Futter                President and Trustee
                               American Museum of Natural History
                               c/o J.P. Morgan Chase & Co.
                               270 Park Avenue
                               New York, New York 10017
--------------------------------------------------------------------------------
William H. Gray, III           Retired President and Chief Executive Officer
                               The College Fund/UNCF
                               c/o J.P. Morgan Chase & Co.
                               270 Park Avenue
                               New York, New York 10017
--------------------------------------------------------------------------------
William B. Harrison, Jr.       Chairman of the Board and Chief Executive Officer
                               J.P. Morgan Chase & Co.
                               270 Park Avenue, 8th Floor
                               New York, New York 10017-2070
--------------------------------------------------------------------------------
Laban P. Jackson, Jr.          Chairman and Chief Executive Officer
                               Clear Creek Properties, Inc.
                               c/o J.P. Morgan Chase & Co.
                               270 Park Avenue
                               New York, New York 10017
--------------------------------------------------------------------------------

----------
(1)   Each of whom is a United States citizen.

                                 SCHEDULE 13G/A

Issuer: Bill Barrett Corporation                            CUSIP No.: 06846N104

John W. Kessler                Owner
                               John W. Kessler Company
                               c/o J.P. Morgan Chase & Co.
                               270 Park Avenue
                               New York, New York 10017
--------------------------------------------------------------------------------
Robert I. Lipp                 Executive Chairman of the Board
                               The St. Paul Travelers Companies, Inc.
                               c/o J.P. Morgan Chase & Co.
                               270 Park Avenue
                               New York, New York 10017
--------------------------------------------------------------------------------
Richard A. Monoogian           Chairman and Chief Executive Officer
                               Masco Corporation
                               c/o J.P. Morgan Chase & Co.
                               270 Park Avenue
                               New York, New York 10017
--------------------------------------------------------------------------------
David C. Novak                 Chairman and Chief Executive Officer
                               Yum! Brands, Inc.
                               c/o J.P. Morgan Chase & Co.
                               270 Park Avenue
                               New York, New York 10017
--------------------------------------------------------------------------------
Lee R. Raymond                 Chairman of the Board and Chief Executive Officer
                               Exxon Mobil Corporation
                               c/o J.P. Morgan Chase & Co.
                               270 Park Avenue
                               New York, New York 10017
--------------------------------------------------------------------------------
William C. Weldon              Chairman and Chief Executive Officer
                               Johnson & Johnson
                               c/o J.P. Morgan Chase & Co.
                               270 Park Avenue
                               New York, New York 10017